EXHIBIT 5 and 23.2

May 28, 1998

Aon Corporation
123 N. Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

         I have participated in the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission covering 12,633,154 shares of common stock $1.00 par value per share (the "Shares") of Aon Corporation (the "Company") with respect to the Aon Stock Award Plan (as amended and restated through 1997), the Aon Stock Option Plan (as amended and restated through 1997) and the Aon 1998 Employee Stock Purchase Plan and the Rath & Strong, Inc. Employees' Stock Bonus Plan (the "Plans"). I am familiar with the Company's Second Restated Certificate of Incorporation, as amended, its Bylaws, and the terms of the Plans. I have also made or caused to be made such further examination as I have deemed necessary in order for me to render this opinion.

         Based on the foregoing, I am of the opinion that the 12,633,154 Shares of the Company being registered will, when issued in accordance with the terms of the Plan, be legally issued, fully paid, and non-assessable.

         My opinion is limited to matters governed by the laws of the State of Illinois and the General Corporation Law of the State of Delaware.

         I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of my name in the Registration Statement.

Very truly yours,


/S/ JEROME S. HANNER

Jerome S. Hanner
Senior Counsel